Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

FOURTH QUARTER AND FULL YEAR 2021 RESULTS

New York, NY – March 2, 2022– International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the fourth quarter and full year of 2021.

Highlights

•	Transformational Merger:

•	Completed the stock-for-stock merger with Diamond S Shipping Inc. (“Diamond S”), creating one of the largest U.S.-listed diversified tanker companies and significantly enhancing INSW’s scale in both crude and clean product markets.

•	The Company expects to realize over $25 million in cost synergies during 2022 in connection with the Diamond S merger. Another $10 million in revenue synergies are expected based on the historical performance of the pools where the Company’s vessels are employed relative to other commercial management.

•	Returned a cumulative $57.6 million in capital to shareholders:

•	Paid a regular quarterly cash dividend of $0.06 per share in December 2021. During the full year 2021, the Company paid approximately $9.4 million in regular cash dividends.

•	Repurchased 1,077,070 shares at an average price of $15.44 per share, for a total cost of $16.7 million

•	Paid a special dividend of $31.5 million, or $1.12 per share in connection with the Diamond S merger.

•	Fleet Optimization Program:

•	Took advantage of healthy secondhand vessel prices and strong steel demand to sell or recycle 16 older tankers with an average age of approximately 16 years, lowering our age profile to below 9 years old. Aggregate net proceeds were $91.7 million after all costs including debt repayment of approximately $73.5 million. During the fourth quarter, six of the 16 vessels were sold or recycled generating net proceeds of $31.4 million after all costs including debt repayment of $22.3 million. All recycling was conducted in accordance with the Hong Kong Convention.

•	Bolstered our Panamax presence in our strong earning niche joint venture, Panamax International (“PI”) with the purchase of a 2011-built LR1 during the first quarter of 2022. Additionally, the Company contracted for the sale of a 2010-built MR, effectively swapping the two vessels for which the Company will pay an additional $3 million for a younger, larger LR1 vessel. The vessel swap enhances our earnings in PI, which has been the strongest earning sector in the first quarter of 2022 to-date with an average time charter equivalent (“TCE”) earnings above $20,000 per day thus far.

•	Entered into a memorandum of agreement in the first quarter of 2022 to recycle another 2004-built Panamax, for net proceeds estimated at approximately $7 million.

•	Commenced construction on all three of our next generation dual-fuel, LNG-powered VLCCs, which are designed to lower CO2 emissions by 40% when compared to today’s average conventional VLCC. This project is now fully funded with secured financing and the vessels are expected to be delivered in the first quarter of 2023.

•	Enhanced the Balance Sheet and Diversified our financing partners:

•	Refinanced six modern VLCCs in November 2021, which generated incremental liquidity of approximately $150 million. Gross proceeds of $375 million were used to repay $228 million outstanding on the Sinosure facility. During the quarter, the Company used a portion of the net proceeds to repay $100 million of the outstanding balances under existing revolving credit facilities.

•	Refinanced two MRs and two Aframaxes through sale and leaseback arrangements with Japanese and Chinese leasing companies for net proceeds of approximately $32.5 million. Three of the vessel refinancings were completed in the fourth quarter with net proceeds of approximately $26.8 million. The final vessel refinancing was completed in January 2022.

•	Completed the financing for its three newbuilding, dual-fuel, LNG-powered VLCCs that are due for delivery in the first quarter of 2023 with affiliates of the Bank of Communications Limited (“BoComm”) under a sale leaseback agreement whereby BoComm has agreed to fund approximately $244.8 million of the aggregate $288.0 million of contract cost. The vessels will be employed on long term time charter contracts after delivery.

•	Adjusted EBITDA(A) for fourth quarter was approximately $11.9 million for the fourth quarter; full year Adjusted EBITDA for 2021 was $40.4 million.

•	Cash(B) was $98.9 million as of December 31, 2021; total liquidity was $238.9 million, including $140.0 million of undrawn revolver capacity.

•	Net loss for the fourth quarter was $34.0 million, or $0.68 per diluted share, compared to a net loss of $116.9 million, or $4.18 per diluted share, in the fourth quarter of 2020. Net loss for the quarter reflects the impact of the disposal of vessels, including impairments, loss on extinguishment of debt, write-off of deferred finance costs and merger related costs aggregating $5.1 million. Net loss excluding these items was $28.9 million, or $0.57 per diluted share. Net loss for the full year 2021 was $133.5 million, or $3.48 per share. 2021 net loss reflects the impact of the disposal of vessels, including impairments, loss on extinguishment of debt, write-off of deferred finance costs and merger related costs aggregating $47.6 million. Net loss excluding these items was $85.9 million, or $2.24 per diluted share

Commenting on the year, Lois K. Zabrocky, International Seaways’ President and CEO, said, “2021 was a momentous year for Seaways, as we took deliberate steps to position the Company to create enduring value. We became one of the largest diversified tanker companies following the completion of our transformational merger, which we expect will realize more than $35 million in synergies. Despite significant growth, we maintained a healthy balance sheet, instituting a fleet optimization program to capitalize on firm asset values and diversified our capital structure. We also returned nearly $60 million to shareholders through regular quarterly dividends, a special dividend in connection with our merger and a share repurchase program.”

Ms. Zabrocky added, “As we look ahead, with inventories at the lowest levels since 2014, growing oil demand that we expect to surpass pre-pandemic levels and expectations of increased oil production, we remain optimistic for a stronger rate environment in the second half of 2022. We remain in a strong position to evaluate additional opportunities to create value for our shareholders.”

Jeff Pribor, the Company’s CFO, stated, “Our significant progress enhancing our capital structure and financial flexibility this year has further positioned the Company for long-term success. Complementing our ample cash position and low net loan to value, our diversified fleet of crude and product tankers provides us considerable operating leverage to a rising rate environment. We expect to continue to diversify our capital structure and remain committed to a balanced capital allocation program that maintains our strong balance sheet while returning capital to shareholders.”

Fourth Quarter 2021 Results

Net loss for the fourth quarter of 2021 was $34.0 million, or $0.68 per diluted share, compared to a net loss of $116.9 million, or $4.18 per diluted share, for the fourth quarter of 2020. The decrease in net loss in the fourth quarter of 2021 primarily reflects gain on disposal of vessels in the fourth quarter of 2021 compared to an $85.9 million loss on disposal of vessels and other property, net of impairments in the fourth quarter of 2020, partially offset by merger and integration related costs, costs aggregating $6.6 million associated with the extinguishment of debt, and increased interest expense, principally reflecting debt assumed in the merger.

In addition, equity in income of affiliated companies increased by $16.8 million to $5.3 million from a loss of $11.5 million in 2020. This increase was principally attributable to the recognition of a non-cash $16.4 million deferred tax provision recorded by the FSO Joint Venture in the fourth quarter of 2020 as a result of the execution of 10-year extensions on each of the joint venture’s existing service contracts in October 2020.

Consolidated TCE revenues(C) for the fourth quarter were $93.0 million, compared to $53.0 million for the fourth quarter of 2020. This increase in TCE revenues, which reflects a significantly larger post-merger fleet, only marginally exceeded the increase in vessel expenses resulting from the larger fleet. Shipping revenues for the fourth quarter were $94.7 million, compared to $56.7 million for the fourth quarter of 2020.

Adjusted EBITDA for the fourth quarter was $11.9 million, compared to a loss of $5.0 million for the fourth quarter of 2020.

Crude Tankers

TCE revenues for the Crude Tankers segment were $42.4 million for the fourth quarter, compared to $44.0 million for the fourth quarter of 2020. This decrease primarily resulted from a decline in fixed time charter activity, particularly from the VLCC sector and lower spot earnings of VLCCs, which averaged $14,326 per day partially offset by an increase of 639 revenue days as a result of the merger and spot earnings from the Suezmax, Aframax and Panamax sectors, with average spot earnings increasing to approximately $13,000, $11,500, and $15,000 per day, respectively. Shipping revenues for the Crude Tankers segment were $44.5 million for the fourth quarter of 2021, compared to $47.0 million for the fourth quarter of 2020.

Product Carriers

TCE revenues for the Product Carriers segment were $50.5 million for the fourth quarter, compared to $8.9 million for the fourth quarter of 2020. This increase is attributable to an increase of 3,373 revenue days as a result of the merger and higher average rates earned by the LR1 and MR fleets, with average spot rates increasing to approximately $17,400 and $11,300 per day, respectively. Shipping revenues for the Product Carriers segment were $50.2 million for the fourth quarter, compared to $9.7 million for the fourth quarter of 2020.

Full Year 2021 Results

Net loss for the full year ended December 31, 2021, was $133.5 million, or $3.48 per diluted share, compared with a net loss of $5.5 million, or $0.20 per diluted share, for the full year ended December 31, 2020. During 2021, the Company incurred $50.7 million of one-time merger and integration related costs due to the Company’s merger with Diamond S, and increased vessel expenses, which were not sufficiently covered with a corresponding increase in TCE revenues despite having a larger post-merger fleet. These costs and expenses were offset by a net gain on disposal of vessels of $9.8 million in 2021 compared with a loss of $100.1 million in 2020.

Equity in income of affiliated companies increased by $17.7 million to $21.8 million from $4.1 million in 2020. This increase was principally attributable to the recognition of a non-cash $16.4 million deferred tax provision recorded by the FSO Joint Venture in the fourth quarter of 2020.

Consolidated TCE revenues for the full year ended December 31, 2021, were $255.9 million, compared to $402.0 million for the full year ended December 31, 2020. Shipping revenues for the full year ended December 31, 2021 were $272.5 million, compared to $421.6 million for the full year ended December 31, 2020.

Adjusted EBITDA for the full year ended December 31, 2021 was $40.4 million, compared to $220.1 million for the full year ended December 31, 2020.

Crude Tankers

TCE revenues for the Crude Tankers segment were $144.3 million for the full year ended December 31, 2021, compared to $318.6 million for the full year ended December 31, 2020.

The decline of $174.3 million was primarily due to the impact of significantly lower average rates in the VLCC, Suezmax, Aframax and Panamax sectors, with average spot rates decreasing to approximately $13,600, $12,600, $10,800 and $13,300 per day, respectively, aggregating approximately $186.8 million. Also contributing to the decrease was a 1,065-day decrease in VLCC, Panamax and Aframax revenue days, primarily driven by vessel sales, which had the effect of decreasing TCE revenues by $42.2 million. The declines were partially offset by a $59.8 million days-based increase in the Suezmax fleet, reflecting the Company’s acquisition of 13 Suezmaxes as part of the merger.

Shipping revenues for the Crude Tankers segment were $156.3 million for the full year ended December 31, 2021, compared to $334.8 million for the full year ended December 31, 2020.

Product Carriers

TCE revenues for the Product Carriers segment were $111.6 million for the full year ended December 31, 2021, compared to $83.4 million for the full year ended December 31, 2020.

The increase of $28.2 million was primarily the result of a net 5,431-day increase in MR revenue days, aggregating $85.1 million, as the Company acquired 44 MRs in conjunction with the merger, seven of which were sold during the third quarter of 2021. Additionally, there was a $5.0 million days-based increase in the LR1 fleet, which reflected (i) the purchase of a 2009-built LR1 that was delivered to the Company in February 2020, (ii) the delivery of two time chartered-in 2008-built LR1s to the Company between August and October 2021, and (iii) 109 fewer off-hire days in the current year, partially offset by (iv) the redelivery of a 2006-built LR1 to its owners at the expiry of its two-year charter in August 2021. Partially offsetting the days-based increase in TCE revenues were lower period-over-period average daily blended rates earned by the LR1 and MR fleets, which accounted for a decrease in TCE revenues of approximately $67.1 million. Average spot rates fell during 2021 to approximately $14,800 and $10,500 per day for the LR1 and MR fleets, respectively.

Shipping revenues for the Product Carriers segment were $116.3 million for the full year ended December 31, 2021, compared to $86.9 million for the full year ended December 31, 2020.

Share Repurchases

During the fourth quarter of 2021, the Company repurchased and retired 1,077,070 shares of its common stock in open-market purchases at an average price of $15.44 per share, for a total cost of $16.7 million.

Completed Liquidity Enhancing Financing

The Company executed a number of liquidity enhancing and financial diversification initiatives during the fourth quarter and subsequent to year end:

•	10-year lease financing arrangements with Ocean Yield ASA for the sale and leaseback of the six VLCCs that collateralized the Sinosure facility, for a total net sale price of $375 million. This refinancing generated incremental available liquidity of approximately $150 million for the Company, after prepaying the $228 million outstanding loan balance under the Sinosure facility;

•	Seven-year lease financing arrangements with BoComm in connection with the construction of three dual-fuel, LNG-powered VLCC newbuilds. BoComm's obligation to provide funding pursuant to the terms of the sale and leaseback agreements commenced when construction began on the first vessel in November 2021. BoComm is expected to provide funding of $244.8 million in aggregate ($81.6 million per vessel) over the course of the construction and delivery of the three vessels. As of December 31, 2021, $9.6 million had been funded by BoComm pursuant to the terms of the agreements;

•	A Seven-year lease financing arrangement with Toshin Co., Ltd. for the sale and leaseback of a 2012-built MR that was previously encumbered under the $390 Million Facility Term Loan. The transaction generated net proceeds of $6.9 million after making the mandatory prepayment of the $390 Million Facility Term Loan;

•	10-year lease financing arrangements with Oriental Fleet International Company Limited for the sale and leaseback of a 2013-built Aframax and a 2014-built LR2 that were previously encumbered under the $390 Million Facility Term Loan. The transaction generated net proceeds of $19.9 million after making the mandatory prepayment of the $390 Million Facility Term Loan;

•	A $25.0 million five-year term loan facility with ING Bank N.V., London Branch maturing in November 2026 secured by a 2016-built Suezmax.in connection with the dissolution of the NT Suez joint venture, and the repayment of the Company's share of NT Suez joint venture's $66 Million Credit Facility; and

•	In January 2022, we entered into a nine-year lease financing arrangement with Hyuga Kaiun Co., Ltd. for the sale and leaseback of a 2011-built MR that was previously encumbered under the $390 Million Facility Term Loan. The transaction generated net proceeds of $5.7 million after making the mandatory prepayment of the $390 Million Facility Term Loan.

Vessel Sales & Recycling

During the fourth quarter of 2021, the Company sold two Handysize product carriers built between 2006 and 2007, three 2002-built Panamaxes, and a 2006-built Suezmax. Two of the three Panamaxes sold in the fourth quarter were sold to be recycled in compliance with the Hong Kong Convention, adding to a total of four vessels recycled during 2021 by the Company.

In January 2022, the Company entered into memoranda of agreements for the sale of a 2010-built MR and the purchase of a 2011-built LR1 with the same counterparty. The LR1 is expected to replace the MR as collateral in the respective debt facility and the net cost to the Company is expected to be approximately $3 million. The transaction is expected to be completed by March 2022.

In February 2022, the Company agreed to sell a 2004-built Panamax, expected to deliver to the buyer for recycling compliant with the Hong Kong Convention in the second quarter of 2022.

Payment of Regular Cash Dividend

The Company’s Board of Directors declared a regular quarterly dividend of $0.06 per share of common stock on February 28, 2022. The dividend will be paid on March 28, 2022 to shareholders of record at the close of business on March 14, 2022.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2021 results at 9:00 a.m. Eastern Time (“ET”) on Wednesday, March 2, 2022. To access the call, participants should dial (844) 200-6205 for domestic callers and (929) 526-1599 for international callers. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available until March 9, 2022 by dialing (866) 813-9403 for domestic callers and +44 204 525 0658 for international callers, and entering Access Code 027713.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 86 vessels, including 13 VLCCs (including three newbuildings), 13 Suezmaxes, five Aframaxes/LR2s, eight Panamaxes/LR1s, 41 MR tankers and four Handysize tankers. Through joint ventures, it has ownership interests in two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the consequences of the Company’s merger with Diamond S and plans to issue dividends, its prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2021 for the Company and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings

Consolidated Statements of Operations
($ in thousands, except per share amounts)
	Three Months Ended		Fiscal Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$74,340	$22,495	$175,997	$272,980
Time and bareboat charter revenues	10,018	22,166	50,094	88,719
Voyage charter revenues	10,312	12,042	46,455	59,949
Total Shipping Revenues	94,670	56,703	272,546	421,648

Operating Expenses:
Voyage expenses	1,665	3,750	16,686	19,643
Vessel expenses	70,679	33,634	183,057	128,373
Charter hire expenses	6,651	5,901	23,934	30,114
Depreciation and amortization	27,035	18,182	86,674	74,343
General and administrative	10,096	7,497	33,256	29,047
(Reversal of)/provision for expected credit losses	(2)	9	(21)	(71)
Third-party debt modification fees	84	—	110	232
Merger and integration related costs	3,180	—	50,740	—
(Gain)/loss on disposal of vessels and other property, net of impairments	(4,665)	85,923	(9,753)	100,087
Total operating expenses	114,723	154,896	384,683	381,768
(Loss)/income from vessel operations	(20,053)	(98,193)	(112,137)	39,880
Equity in income/(loss) of affiliated companies	5,265	(11,553)	21,838	4,119
Operating (loss)/income	(14,788)	(109,746)	(90,299)	43,999
Other (expense)/income	(6,393)	680	(5,947)	(12,817)
(Loss)/income before interest expense and income taxes	(21,181)	(109,066)	(96,246)	31,182
Interest expense	(11,871)	(7,823)	(36,796)	(36,712)
Loss before income taxes	(33,052)	(116,889)	(133,042)	(5,530)
Income tax provision	(1,582)	—	(1,618)	(1)
Net loss	(34,634)	(116,889)	(134,660)	(5,531)
Less: Net loss attributable to noncontrolling interests	(642)	—	(1,168)	—
Net loss attributable to the Company	$(33,992)	$(116,889)	$(133,492)	$(5,531)

Weighted Average Number of Common Shares Outstanding:
Basic and diluted	50,310,043	27,941,519	38,407,007	28,372,375

Per Share Amounts:
Basic and diluted net loss per share	$(0.68)	$(4.18)	$(3.48)	$(0.20)

Consolidated Balance Sheets
($ in thousands)
	December 31,	December 31,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$97,883	$199,390
Voyage receivables	107,096	43,362
Other receivables	5,651	4,479
Inventories	2,110	3,601
Prepaid expenses and other current assets	11,759	6,002
Total Current Assets	224,499	256,834

Restricted Cash	1,050	16,287
Vessels and other property, less accumulated depreciation	1,802,850	1,108,214
Vessels construction in progress	49,291	—
Deferred drydock expenditures, net	55,753	36,334
Operating lease right-of-use assets	23,168	21,588
Investments in and advances to affiliated companies	180,331	141,924
Long-term derivative assets	1,296	2,129
Time charter contracts acquired, net	842	—
Other assets	7,700	3,229
Total Assets	$2,346,780	$1,586,539

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$44,964	$34,425
Current portion of operating lease liabilities	8,393	8,867
Current installments of long-term debt	178,715	61,483
Current portion of derivative liabilities	2,539	4,121
Total Current Liabilities	234,611	108,896
Long-term operating lease liabilities	12,522	10,253
Long-term debt	926,270	474,332
Long-term portion of derivative liabilities	757	6,155
Other liabilities	2,288	14,861
Total Liabilities	1,176,448	614,497

Equity:
Total Equity	1,170,332	972,042
Total Liabilities and Equity	$2,346,780	$1,586,539

Consolidated Statements of Cash Flows
($ in thousands)
	Fiscal Year Ended December 31,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(134,660)	$(5,531)
Items included in net loss not affecting cash flows:
Depreciation and amortization	86,674	74,343
Loss on write-down of vessels and other assets	3,497	103,022
Amortization of debt discount and other deferred financing costs	2,313	2,898
Amortization of time charter hire contracts acquired	2,428	—
Deferred financing costs write-off	2,113	13,073
Stock compensation	10,529	5,631
Earnings of affiliated companies	(21,838)	(4,013)
Merger and integration related costs, noncash	31,053	—
Change in fair value of interest rate collar recorded through earnings	—	1,271
Other – net	2,969	1,747
Items included in net loss related to investing and financing activities:
Gain on disposal of vessels and other assets, net	(13,250)	(2,935)
Loss on extinguishment of debt	4,465	1,197
Cash distributions from affiliated companies	9,835	4,644
Payments for drydocking	(42,416)	(25,642)
Insurance claims proceeds related to vessel operations	1,846	5,238
Changes in operating assets and liabilities	(21,750)	41,197
Net cash (used in)/provided by operating activities	(76,192)	216,140
Cash Flows from Investing Activities:
Cash acquired, net of equity issuance costs related to merger	54,047	—
Expenditures for vessels, vessel improvements and vessels under construction	(78,035)	(50,049)
Proceeds from disposal of vessels and other assets	165,809	73,121
Expenditures for other property	(979)	(507)
Investments in and advances to affiliated companies, net	(7,554)	2,347
Repayments of advances from joint venture investees	—	7,456
Net cash provided by investing activities	133,288	32,368
Cash Flows from Financing Activities:
Issuance of debt, net of issuance and deferred financing costs	43,712	362,989
Extinguishment of debt, including premiums and fees	(295,091)	(422,904)
Payments on debt	(164,264)	(82,007)
Proceeds from sale and leaseback financing, net of issuance and deferred financing costs	447,086	—
Payments on sale and leaseback financing	(5,678)	—
Borrowings on revolving credit facilities	40,000	—
Repayments on revolving credit facilities	(159,918)	—
Cash payments on derivatives containing other-than-insignificant financing element	(15,697)	(2,681)
Repurchases of common stock	(16,660)	(29,997)
Cash dividends paid	(40,939)	(6,770)
Distribution to noncontrolling interest	(5,266)	—
Cash paid to tax authority upon vesting of stock-based compensation	(1,125)	(1,541)
Other – net	—	(163)
Net cash used in financing activities	(173,840)	(183,074)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(116,744)	65,434
Cash, cash equivalents and restricted cash at beginning of year	215,677	150,243
Cash, cash equivalents and restricted cash at end of period	$98,933	$215,677

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provides a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months and year ended December 31, 2021 and the comparable periods of 2020. Revenue days in the quarter ended December 31, 2021 totaled 6,643 compared with 2,631 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $575 and $610 per day for the three months ended December 31, 2021 and 2020, respectively and approximately $610 and $668 per day for the years ended December 31, 2021 and 2020, respectively.

	Three Months Ended December 31, 2021			Three Months Ended December 31, 2020
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$14,326	$44,200		$17,507	$63,596
Number of Revenue Days	778	74	852	750	260	1,010
Suezmax
Average TCE Rate	$13,069	$27,354		$10,406	$-
Number of Revenue Days	1,084	78	1,162	184	-	184
Aframax
Average TCE Rate	$11,537	$25,733		$8,120	$-
Number of Revenue Days	275	69	344	307	-	307
Panamax
Average TCE Rate	$15,037	$10,237		$9,517	$14,605
Number of Revenue Days	105	66	171	92	297	389
Total Crude Tankers Revenue Days	2,242	287	2,529	1,333	557	1,890
Product Carriers
LR2
Average TCE Rate	$-	$17,190		$16,795	$17,371
Number of Revenue Days	-	91	91	37	52	89
LR1
Average TCE Rate	$17,422	$-		$14,867	$-
Number of Revenue Days	614	-	614	305	-	305
MR
Average TCE Rate	$11,311	$16,789		$10,045	$-
Number of Revenue Days	3,040	53	3,093	347	-	347
Handy
Average TCE Rate	$11,300	$-		$-	$-
Number of Revenue Days	316	-	316	-	-	-
Total Product Carriers Revenue Days	3,970	144	4,114	689	52	741
Total Revenue Days	6,212	431	6,643	2,022	609	2,631

	Fiscal Year Ended December 31, 2021			Fiscal Year Ended December 31, 2020
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$13,604	$45,280		$46,948	$68,658
Number of Revenue Days	2,948	412	3,360	3,072	883	3,955
Suezmax
Average TCE Rate	$12,624	$26,953		$32,515	$-
Number of Revenue Days	2,193	168	2,361	725	-	725
Aframax
Average TCE Rate	$10,803	$25,740		$20,526	$-
Number of Revenue Days	1,087	144	1,231	1,369	-	1,369
Panamax
Average TCE Rate	$13,346	$11,007		$24,810	$15,765
Number of Revenue Days	437	1,370	1,807	392	1,645	2,037
Total Crude Tankers Revenue Days	6,665	2,094	8,759	5,558	2,528	8,086
Product Carriers
LR2
Average TCE Rate	$-	$17,637		$28,202	$17,371
Number of Revenue Days	-	364	364	310	52	362
LR1
Average TCE Rate	$14,768	$-		$25,721	$-
Number of Revenue Days	2,052	-	2,052	1,872	-	1,872
MR
Average TCE Rate	$10,506	$16,044		$16,373	$-
Number of Revenue Days	6,492	176	6,668	1,787	-	1,787
Handy
Average TCE Rate	$8,790	$-		$-	$-
Number of Revenue Days	635	-	635	-	-	-
Total Product Carriers Revenue Days	9,179	540	9,719	3,969	52	4,021
Total Revenue Days	15,844	2,634	18,478	9,527	2,580	12,107

Revenue days in the above tables exclude days related to full service lighterings and days for which recoveries were recorded under the Company’s loss of hire insurance policies.

During the 2021 and 2020 periods, each of the Company’s LR1s participated in the Panamax International Pool and transported crude oil cargoes exclusively.

Excludes transitional voyages in the spot market prior to delivering to the pool for Suezmaxes and while not operating in a commercial pool for MRs acquired through the merger.

Fleet Information

As of December 31, 2021, INSW’s fleet totaled 86 vessels, including three newbuilds and 83 operating vessels, of which 69 were owned, 12 were chartered in, and two FSOs were held through joint ventures.

	Vessels Owned		Vessels Chartered-in(1)		Total at December 31, 2021
Vessel Fleet and Type	Number	Weighted by Ownership	Number	Weighted by Ownership	Total Vessels	Vessels Weighted by Ownership	Total Dwt
Operating Fleet
VLCC	4	4	6	6	10	10	3,012,171
Suezmax	13	13	-	-	13	13	2,061,971
Aframax	1	1	3	3	4	4	452,375
Panamax	2	2	-	-	2	2	139,100
Crude Tankers	20	20	9	9	29	29	5,665,617

LR2	-	-	1	1	1	1	112,691
LR1	5	5	1	1	6	6	446,371
MR	40	40	1	1	41	41	2,059,746
Handy	4	4	-	-	4	4	148,696
Product Carriers	49	49	3	3	52	52	2,767,504

FSO	2	1	-	-	2	1	864,046
JV Vessels	2	1	0	0	2	1	864,046

Total Operating Fleet	71	70	12	12	83	82	9,297,167

Newbuild Fleet
VLCC	3	3	-	-	3	3	900,000

Total Newbuild Fleet	3	3	-	-	3	3	900,000

Total Operating and Newbuild Fleet	74	73	12	12	86	85	10,197,167

(1)  Includes both bareboat charters and time charters, but excludes vessels chartered in where the duration of the charter was one year or less at inception.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) EBITDA and Adjusted EBITDA

EBITDA represents net (loss)/income before interest expense, income taxes, depreciation and amortization expense and noncontrolling interest. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net loss as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
($ in thousands)	2021	2020	2021	2020
Net loss	$(34,634)	$(116,889)	$(134,660)	$(5,531)
Income tax provision	1,582	-	1,618	1
Interest expense	11,871	7,823	36,796	36,712
Depreciation and amortization	27,035	18,182	86,674	74,343
Noncontrolling interest	138	-	(174)	-
EBITDA	5,992	(90,884)	(9,746)	105,525
Amortization of time charter contracts acquired	685	-	2,428	-
Third-party debt modification fees	84	-	110	232
Merger and integration related costs	3,180	-	50,740	-
(Gain)/loss on disposal of vessels and other property, including impairments	(4,665)	85,923	(9,753)	100,087
Write-off of deferred financing costs	2,113	-	2,113	13,073
Loss on extinguishment of debt	4,465	2	4,465	1,197
Adjusted EBITDA	$11,854	$(4,959)	$40,357	$220,114

(B) Cash

	December 31,	December 31,
($ in thousands)	2021	2020
Cash and cash equivalents	$97,883	$199,390
Restricted cash	1,050	16,287
Total Cash	$98,933	$215,677

(C) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended December 31,		Fiscal Year Ended December 31,
($ in thousands)	2021	2020	2021	2020
Time charter equivalent revenues	$93,005	$52,953	$255,860	$402,005
Add: Voyage expenses	1,665	3,750	16,686	19,643
Shipping revenues	$94,670	$56,703	$272,546	$421,648